Exhibit 12.1



                                   STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   FISCAL YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------   MARCH 31,    JUNE 30, SEPTEMBER 30,
                                        1992        1993      1994         1995        1996       1997         1997        1997
Earnings:
     Income before provision for
       income taxes                  $ 245,000    $302,000    $205,000    $298,500    $473,800    $144,000    $311,000     $499,100
Add: Fixed Changes
     Interest expense (gross)        1,130,709   1,465,303   2,116,655   2,699,769   2,885,800     832,048   1,830,971    2,842,043

     Interest factor in rents           13,899      15,432      18,565      22,064      25,515       7,421      15,154       23,484
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------   ----------

     Total fixed charges             1,144,608   1,480,735   2,135,220   2,721,833   2,891,315     839,469   1,846,125    2,865,527

Earnings before fixed charges,
  and provision for income taxes    $1,389,608  $1,782,735  $2,340,220  $3,020,333  $3,365,115    $983,469  $2,157,125   $3,364,627
                                    ==========  ==========  ==========  ==========  ==========   =========  ==========   ==========


Ratio of earnings to fixed charges        1.21        1.20        1.10        1.11        1.16        1.17        1.17         1.17
                                    ==========  ==========  ==========  ==========  ==========   =========  ==========   ==========



Exhibit 12.1


                                                 DONALDSON, LUFKIN & JENRETTE, INC.
                       STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                  (In thousands, except for ratio)
                                                        For the Years Ended
                                                  ----------------------------------  MARCH 31,    JUNE 30,  SEPTEMBER 30,
                                                     1994        1995       1996         1997        1997        1997

Earnings:
     Income before provision for
       income taxes                                  $205,000    $298,500    $473,800    $144,000    $311,000   $499,100

Add: Fixed Charges
     Interest (gross)                               2,116,655   2,699,769   2,865,800     832,048   1,830,971  2,842,043

     Interest factor in rents                          18,565      22,064      25,515       7,421      15,154     23,484
                                                   ----------  ----------  ----------  ----------  ---------- ----------

     Total fixed charges                            2,135,220   2,721,833   2,891,315     839,469   1,846,125  2,865,527

Add: Preferred dividends                               20,970      19,868      18,653       3,234       6,204      9,174

     Combined fixed charges and preferred
       dividends                                    2,156,190   2,741,701   2,909,968     842,703   1,852,329  2,874,701

Earnings before fixed charges, preferred
  dividends and provision for income taxes         $2,340,220  $3,020,333  $3,365,115    $983,469  $2,157,125 $3,364,627
                                                   ==========  ==========  ==========  ==========  ========== ==========
Pro forma ratio of earnings to fixed charges and
  preferred dividends                                    1.09        1.10        1.18        1.17        1.16       1.17
                                                   ==========  ==========  ==========  ==========  ========== ==========
